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FOR IMMEDIATE RELEASE
JANUARY 22, 1997

                                         Contacts:  Bullet Sports International
                                                                 (714) 966-0310

                                                     Media Only -- Deborah Smith
                                                   Cohn & Wolfe Public Relations
                                                                  (310) 226-3087


                BULLET SPORTS REPORTS ON SUBSIDIARY CHAPTER 11 FILING AND
                          RELEASES THIRD QUARTER OPERATING RESULTS

SANTA ANA, CA -- Bullet Sports International, Inc. (NASDAQ Small Cap: PARR) ("BSI") reported today that on Jan. 17, 1997, its wholly-owned subsidiary and principal operating entity, Bullet-Cougar Golf Corporation ("Bullet-Cougar") filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California.
     The Board of Directors of Bullet-Cougar decided to seek bankruptcy protection after extensive efforts by BSI to obtain necessary working capital through the issuance of additional equity and/or debt securities and discussions with numerous potential lenders proved unsuccessful.
     These efforts were hindered by BSI's capital structure and the unwillingness of the holders of certain classes of BSI's equity securities and of Bullet-Cougar's principal lender to accept modifications to the terms of those equity securities and the lending agreement, respectively.
     The Board of Bullet-Cougar determined that filing the Chapter 11 petition might provide Bullet-Cougar the needed time and flexibility to restructure its operations and obtain additional working capital.

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BULLET SPORTS INTERNATIONAL

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     Prior to and in contemplation of the Chapter 11 filing, Bullet-Cougar's secured loan with Deutsche Financial Services Corporation was purchased by Clearwater Fund IV, LLC, a Delaware limited liability company ("Clearwater"), which in turn, entered into a new loan agreement with Bullet-Cougar, maturing July 31, 1997, in the amount of $1 million (taking into account the existing loan balance of approximately $223,000, after application of certain collateral by the former secured lender to the principal balance) (the "Clearwater Loan" or the "Clearwater Loan Agreement").
     The Clearwater Loan proceeds are required under the Clearwater Loan Agreement to be used to pay designated operating expenses of Bullet-Cougar during the Chapter 11 proceedings, and make certain purchases of inventory. The Clearwater Loan Agreement contemplates that Bullet-Cougar's filing of a Chapter 11 petition will not constitute a default so long as an interim or emergency order for financing by Clearwater is entered in such case on or before Feb. 14, 1997.
     The Company and Bullet-Cougar are continuing to negotiate with Clearwater regarding the possibility of additional debtor in possession financing being provided to Bullet-Cougar during the pendency of the Bullet-Cougar Chapter 11 proceedings, but no agreements have been reached as of Jan. 21, 1997.
     In other developments, BSI also reported its third quarter operating results, for the three and nine months ended Nov. 30, 1996. Revenues for the three months ended Nov. 30, 1996 were $1,674,000 compared to $3,240,000 for the same period of the prior year. Net loss for the three months ended
Nov. 30, 1996 was $2,572,000 or $.63 per common share, compared to a net loss of $943,000, or $.30 per common share for the comparable prior year.

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BULLET SPORTS INTERNATIONAL

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     Revenues for the nine months ended Nov. 30, 1996 were $5,849,000, compared to $12,134,000 for the same period of the prior year. Net loss for the nine months ended Nov. 30, 1996 was $4,805,000, or $1.32 per common share, compared to the net loss of $1,785,000 or $.85 per common share in the same period of the prior year.
     The Company's level of sales and marketing activities continued to be unfavorably impacted during the third quarter as a result of continuing restrictions in its principal lending agreement limiting available working capital. Additionally, as a result of Bullet-Cougar's Chapter 11 filing and circumstances relating to this event, realization of assets and satisfaction of liabilities is subject to uncertainty.
     A plan of reorganization could materially change the amounts reported as historical operating results, which do not give effect to adjustments to the carrying values of assets and liabilities, which may be necessary as a consequence of the confirmation and implementation of a plan of reorganization. The ability of Bullet-Cougar to continue as a going concern is dependent on, among other things, confirmation of an acceptable plan of reorganization, future profitable operations and the ability to generate sufficient cash from operation and obtain financing sources to meet future obligations.
     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain qualifying forward-looking statements. Certain information included in this news release and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as certain information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to projected financial items and results, plans for future
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BULLET SPORTS INTERNATIONAL

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expansion and other business development activities, capital spending or financing sources, capital structure, the effects of a plan of reorganization in Chapter 11 proceedings which have been commenced by Bullet-Cougar, the Company's principal operating subsidiary, and regulation and competition.
     Such forward-looking information involves important risks and uncertainties that could significantly impact anticipated results in the future and, accordingly, such results may materially differ from those expressed in any forward-looking statements by or on behalf of the Company.
     Bullet Sports International, Inc. is headquartered in Santa Ana, Calif. The company is a full-line manufacturer of golf equipment and accessories, which includes clubs, bags and golf balls.

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